Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-262557

Pricing Supplement dated November 17, 2022 to the
Prospectus Supplement dated March 4, 2022 and
Prospectus Dated March 4, 2022
The Toronto-Dominion Bank $1,000,000 Callable Step Up Notes Due November 22, 2024
The Toronto-Dominion Bank (“TD” or “we”) has offered the Callable Step Up Notes due November 22, 2024 (the “Notes”) described below.
CUSIP / ISIN: 89114X4U4 / US89114X4U48
The Notes will accrue interest at the following fixed rates:
◾	November 22, 2022 to but excluding May 22, 2023: 5.25%
◾	May 22, 2023 to but excluding November 22, 2023: 5.50%
◾	November 22, 2023 to but excluding May 22, 2024: 5.75%
◾	May 22, 2024 to but excluding November 22, 2024: 6.50%
TD will pay interest on the Notes quarterly, on the 22nd calendar day of each February, May, August and November (each an “Interest Payment Date”), commencing on February 22, 2023 and ending on the Maturity Date or Optional Redemption Date (if applicable).
TD may, at its option, elect to redeem the Notes in whole, but not in part, on the 22nd calendar day of each February, May, August and November (each, an “Optional Redemption Date”), upon five Business Days’ prior written notice, commencing on May 22, 2023 and ending on the Interest Payment Date immediately preceding the Maturity Date.
Any payments on the Notes are subject to the credit risk of TD. The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.
The Notes are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of TD or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes. See “Description of the Debt Securities―Special Provisions Related to Bail-inable Debt Securities”, “Canadian Bank Resolution Powers” and “Risk Factors—Risks Related to the Bank’s Bail-inable Debt Securities” in the accompanying prospectus.
The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Investment in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-6 herein, “Risk Factors” beginning on page S-4 of the prospectus supplement dated March 4, 2022 (the “prospectus supplement”) and “Risk Factors” beginning on page 1 of the prospectus dated March 4, 2022 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date, against payment in immediately available funds.
	Public Offering Price(1)	Underwriting Discount(1)(2)	Proceeds to TD(2)
Per Note	$1,000.00	$5.00	$995.00
Total	$1,000,000.00	$5,000.00	$995,000.00
(1)
Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may have agreed to forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $997.00 (99.70%) per $1,000 Principal Amount of the Notes.

(2)
TD Securities (USA) LLC will receive a commission of up to $5.00 (0.50%) per $1,000 Principal Amount of the Notes and will use a portion of that commission to allow selling concessions to Barclays Capital Inc. in connection with the distribution of the Notes. Barclays Capital Inc. may also use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The total “Underwriting Discount” and “Proceeds to TD” specified above reflect the aggregate of the underwriting discount per Note at the time TD established its hedge positions prior to the Pricing Date, which may have been variable and fluctuated depending on market conditions at such times. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

TD SECURITIES (USA) LLC	BARCLAYS CAPITAL INC.

Callable Step Up Notes
Due November 22, 2024
Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus supplement and the prospectus.
Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities, Series D
Type of Note:	Callable Step Up Notes
CUSIP / ISIN:	89114X4U4 / US89114X4U48
Underwriters:	TD Securities (USA) LLC and Barclays Capital Inc.
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof.
Principal Amount:	$1,000 per Note
Issue Price:	100% of the Principal Amount per Note
Pricing Date:	November 17, 2022
Issue Date:
November 22, 2022, which is three DTC settlement days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two DTC settlement days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two DTC settlement days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Maturity Date:
November 22, 2024, subject to redemption by TD prior to the Maturity Date as set forth below under “Redemption”. If the Maturity Date is not a Business Day, the Principal Amount will be paid on the next Business Day.

Payment at Maturity:	If the Notes have not been redeemed by us, as described elsewhere in this pricing supplement, TD will pay you the Principal Amount of your Notes plus any accrued and unpaid interest.
Interest Rate:
Rates per annum, payable quarterly in arrears (equal payments):
November 22, 2022 to but excluding May 22, 2023: 5.25%
May 22, 2023 to but excluding November 22, 2023: 5.50%
November 22, 2023 to but excluding May 22, 2024: 5.75%
May 22, 2024 to but excluding November 22, 2024: 6.50%

Day Count Fraction:
30/360
For the avoidance of doubt, each month is deemed to have 30 days and each year is deemed to have 360 days. Therefore, each interest period is deemed to have 90 days and each year is deemed to have 360 days, resulting in equal interest payments.

Interest Payment Dates:
Quarterly, on the 22nd calendar day of each February, May, August and November, commencing on February 22, 2023 and ending on the Maturity Date or Optional Redemption Date (if applicable). If an Interest Payment Date is not a Business Day, interest shall be paid on the next Business Day, without adjustment for period end dates and no interest shall be paid in respect of the delay.

Redemption:
The Notes are redeemable by TD, in whole, but not in part, on any Optional Call Date at 100% of their Principal Amount together with accrued and unpaid interest from and including the previous Interest Payment Date, to, but excluding the applicable Optional Call Date. TD will provide written notice to DTC at least five (5) Business Days prior to the applicable Optional Call Date.
In the event TD gives notice to DTC of its intention to redeem the Notes, the decision to give such notice will be subject to the prior approval of the Superintendent of Financial Institutions if such redemption would lead to a breach of TD’s Total Loss Absorbing Capacity requirements.

TD SECURITIES (USA) LLC	P-2	BARCLAYS CAPITAL INC.

Optional Call Dates:
The 22nd calendar day of February, May, August and November of each year, commencing on May 22, 2023, and ending on the Interest Payment Date immediately preceding the Maturity Date. If an Optional Call Date is not a Business Day, then the Notes will be redeemed on the next Business Day and no interest shall be paid in respect of the delay.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
U.S. Tax Treatment:	The Notes should be treated for U.S. federal income tax purposes as fixed rate debt instruments, as discussed further herein under “Material U.S. Federal Income Tax Consequences”.
Canadian Tax Treatment:
Please see the discussion under the caption “Tax Consequences—Canadian Taxation” in the prospectus, which applies to your Notes. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-resident Holder in respect of the Notes will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act (as defined in the prospectus) contained in proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on April 29, 2022 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all. We will not pay any additional amounts as a result of any withholding required by reason of the Hybrid Mismatch Proposals.

Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities—Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Listing” above and the terms appearing under the caption “Description of the Notes We May Offer” in the prospectus supplement, as modified by this pricing supplement.

Canadian Bail-in Powers:
The Notes are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes. See “Description of the Debt Securities―Special Provisions Related to Bail-inable Debt Securities”, “Canadian Bank Resolution Powers” and “Risk Factors—Risks Related to the Bank’s Bail-inable Debt Securities” in the prospectus for a description of provisions and risks applicable to the Notes as a result of Canadian bail-in powers.

TD SECURITIES (USA) LLC	P-3	BARCLAYS CAPITAL INC.

Agreement with Respect to the Exercise of Canadian Bail-in Powers:
By its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to (i) agree to be bound, in respect of the Notes, by the CDIC Act, including the conversion of the Notes, in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of the Notes in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes; (ii) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; and (iii) acknowledge and agree that the terms referred to in paragraphs (i) and (ii), above, are binding on that holder or beneficial owner despite any provisions in the indenture or the Notes, any other law that governs the Notes and any other agreement, arrangement or understanding between that holder or beneficial owner and the Bank with respect to the Notes.
Holders and beneficial owners of Notes will have no further rights in respect of their bail-inable debt securities to the extent those bail-inable debt securities are converted in a bail-in conversion, other than those provided under the bail-in regime, and by its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to irrevocably consent to the converted portion of the Principal Amount of that Note and any accrued and unpaid interest thereon being deemed paid in full by the Bank by the issuance of common shares of the Bank (or, if applicable, any of its affiliates) upon the occurrence of a bail-in conversion, which bail-in conversion will occur without any further action on the part of that holder or beneficial owner or the trustee; provided that, for the avoidance of doubt, this consent will not limit or otherwise affect any rights that holders or beneficial owners may have under the bail-in regime.
See “Description of the Debt Securities—Special Provisions Related to Bail-inable Debt Securities”, “Canadian Bank Resolution Powers” and “Risk Factors—Risks Related to the Bank’s Bail-inable Debt Securities” in the prospectus for a description of provisions and risks applicable to the Notes as a result of Canadian bail-in powers.

TD SECURITIES (USA) LLC	P-4	BARCLAYS CAPITAL INC.

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, relating to our Senior Debt Securities, Series D, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” of this pricing supplement and “Risk Factors” of the prospectus supplement and the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated March 4, 2022: http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm

◾	Prospectus Supplement dated March 4, 2022: http://www.sec.gov/Archives/edgar/data/947263/000119312522066255/d231177d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-5	BARCLAYS CAPITAL INC.

Additional Risk Factors
The Notes involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see the prospectus supplement and the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Structure and Credit Characteristics
Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Interest Payment Dates and the Maturity Date, and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
The Notes will be Subject to Risks, Including Conversion in Whole or in Part — by Means of a Transaction or Series of Transactions and in One or More Steps — into Common Shares of TD or Any of its Affiliates, Under Canadian Bank Resolution Powers.
Under Canadian bank resolution powers, the CDIC may, in circumstances where TD has ceased, or is about to cease, to be viable, assume temporary control or ownership of TD and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of the assets of TD, and the power to carry out or cause TD to carry out a transaction or a series of transactions the purpose of which is to restructure the business of TD. If the CDIC were to take action under the Canadian bank resolution powers with respect to TD, this could result in holders or beneficial owners of the Notes being exposed to losses and conversion of the Notes in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of TD or any of its affiliates.
As a result, you should consider the risk that you may lose all or part of your investment, including the Principal Amount plus any accrued interest, if the CDIC were to take action under the Canadian bank resolution powers, including the bail-in regime, and that any remaining outstanding Notes, or common shares of TD or any of its affiliates into which the Notes are converted, may be of little value at the time of a bail-in conversion and thereafter. See “Description of the Debt Securities—Special Provisions Related to Bail-inable Debt Securities”, “Canadian Bank Resolution Powers” and “Risk Factors—Risks Related to the Bank’s Bail-inable Debt Securities” in the accompanying prospectus for a description of provisions and risks applicable to the Notes as a result of Canadian bail-in powers.
The Notes Are Subject to Early Redemption at TD’s Option.
TD has the option to redeem the Notes on any Optional Call Date as set forth above. It is more likely that we will redeem the Notes prior to the Maturity Date in the event that the interest payable on the Notes is greater than the interest that would be payable on our other instruments of a comparable maturity, terms and credit rating trading in the market. If the Notes are redeemed prior to the Maturity Date, you may have to re-invest the proceeds in a lower rate environment.
The Step Up Feature Presents Different Investment Considerations Than Fixed Rate Notes.
The interest rate payable on the Notes during their term will increase from the initial Interest Rate, subject to TD’s right to redeem the Notes on any Optional Call Date. You should not expect to earn the higher stated Interest Rates which are applicable only after the first Optional Call Date because the Notes may be redeemed prior to the stated Maturity Date. Should general market interest rates increase beyond the rates provided by the Notes during the term of the Notes, we will likely not redeem the Notes, and investors will be holding Notes that bear interest at below-market rates.
An Investment In The Notes May Be More Risky Than an Investment in Notes With a Shorter Term.
The Notes will mature on the Maturity Date, subject to our right to redeem the Notes beginning on the first Optional Call Date. By purchasing Notes with a longer term, you will bear greater exposure to fluctuations in interest rates than if you purchased a note with a shorter term. In particular, you may be negatively affected if interest rates begin to rise, because investors have neither the right to redeem the notes early nor the right to cause TD to redeem the Notes early and the applicable Interest Rate on the Notes may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your Notes at such time, the value of your Notes in any secondary market transaction would also be adversely affected.
Risks Relating to Valuation and Liquidity
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. TD Securities (USA) LLC and other affiliates of TD may make a market for the Notes; however, they are not required to do so. TD Securities (USA) LLC or any other affiliate of TD may stop any market-making activities at any time.

TD SECURITIES (USA) LLC	P-6	BARCLAYS CAPITAL INC.

Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the Issue Price and, as a result, you may suffer substantial losses.
The Temporary Price at Which the Underwriters May Initially Buy The Notes in the Secondary Market May Exceed Other Secondary Market Values and, Depending on Your Broker, the Valuation Provided on Your Customer Account Statements May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Underwriters may initially buy or sell the Notes in the secondary market (if the Underwriters make a market in the Notes, which they are not obligated to do) may, for a temporary period after the Pricing Date of the Notes, exceed the secondary market value of the Notes, as discussed further under “Supplemental Plan of Distribution (Conflicts of Interest).” During this temporary period such prices may, depending on your broker, be greater than the valuation provided on your customer account statements; you should inquire with your broker as to the valuation provided on your customer account statement. The price at which the Underwriters may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes May Be Uncertain.
The U.S. tax treatment of the Notes may be uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your tax situation.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see “Tax Consequences—Canadian Taxation” in the prospectus and the further discussion herein under “Summary”. If you are not a Non-resident Holder (as that term is defined in “Canadian Taxation” in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-7	BARCLAYS CAPITAL INC.

Material U.S. Federal Income Tax Consequences
General The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders of the purchase, beneficial ownership and disposition of the Notes. This discussion replaces the federal income tax discussions in the prospectus supplement and prospectus. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:
•	an individual who is a citizen or a resident of the U.S., for U.S. federal income tax purposes;
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the U.S. or any State thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is:
•	a nonresident alien individual for federal income tax purposes;
•	a foreign corporation for federal income tax purposes; or
•	an estate or trust whose income is not subject to federal income tax on a net income basis.
An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for 31 days or more in the calendar year and for an aggregate of 183 days or more during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).
This summary is based on interpretations of the Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may materially and adversely affect the U.S. federal income tax consequences described herein. In addition, this summary addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment. This summary does not discuss all of the tax consequences (such as any alternative minimum tax consequences) that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; partnerships; or investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal income tax purposes; holders whose functional currency is not the U.S. dollar; certain former citizens or residents of the U.S.; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; persons that purchase or sell the Notes as part of a wash sale for tax purposes; or “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes). This summary also does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or non-U.S. tax consequences of the purchase, ownership or disposition of the Notes. Persons considering the purchase of Notes should consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.
U.S. Federal Income Tax Treatment of the Notes
While there is no authority that specifically addresses the U.S. federal income tax treatment of bail-inable debt securities such as the Notes, the Notes should be treated as indebtedness for U.S. federal income tax purposes, and the balance of this summary assumes that such Notes are treated as indebtedness for U.S. federal income tax purposes. However, the U.S. Internal Revenue Service (the “IRS”) could assert that the Notes should be treated as equity for U.S. federal income tax purposes. Nevertheless, treatment of the Notes as equity for U.S. federal income tax purposes should not result in inclusions of income  with respect to the Notes that are materially different from those if the Notes are treated as indebtedness. If the Notes were treated as equity, it is unlikely that interest payments on the Notes that are treated as dividends for U.S. federal income tax purposes would be treated as “qualified dividend income” for U.S. federal income tax purposes and, if such dividends were not treated as qualified dividend income, amounts treated as dividends would be taxed at ordinary income tax rates. You should consult with your tax advisor regarding the appropriate characterization of bail-inable debt securities for U.S. federal income tax purposes, and the U.S. federal income and other tax consequences of any bail-in conversion.
We intend to take the position that, solely for purposes of determining whether the Notes are issued with original issue discount, we are deemed to exercise our option to redeem the Notes prior to each interest rate step-up and, as a result, interest payments on the Notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s normal method of accounting for tax purposes. Pursuant to the terms of the Notes, you agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. We urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.

TD SECURITIES (USA) LLC	P-8	BARCLAYS CAPITAL INC.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that the Notes should be treated in the manner described above. However, the U.S. federal income tax treatment of the Notes is uncertain.
Sale, Exchange, Early Redemption or Maturity of the Notes
Upon the disposition of a Note by sale, exchange, early redemption, maturity or other taxable disposition, a U.S. Holder should generally recognize taxable gain or loss equal to the difference between (1) the amount realized on such taxable disposition (other than amounts attributable to accrued but untaxed interest) and (2) the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s cost of the Note. Because the Note is held as a “capital asset”, as defined in Section 1221 of the Code, such gain or loss will generally constitute capital gain or loss. Capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. The deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations.
Medicare Tax on Net Investment Income
U.S. Holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. Holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets
Certain U.S. Holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. Holders are urged to consult their tax advisors as to the application of this reporting obligation to their ownership of the Notes.
Tax Treatment of Non-U.S. Holders
In general and subject to the discussion below, if you are a Non-U.S. Holder, you should generally not be subject to U.S. federal income or withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Backup Withholding and Information Reporting
Interest paid on, and the proceeds received from a sale, exchange, early redemption, maturity or other taxable disposition of Notes held by a U.S. Holder will be subject to information reporting unless the U.S. Holder is an “exempt recipient” and may also be subject to backup withholding if the holder fails to provide certain identifying information (such as an accurate taxpayer number) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Payments of principal and interest on, and proceeds from the taxable disposition of, Notes held by a Non-U.S. Holder to or through certain brokers may be subject to a backup withholding tax on “reportable payments” unless, in general, such Non-U.S. Holder complies with certain procedures or is an exempt recipient. Any such amounts so withheld from distributions on the Notes generally will be refunded by the IRS or allowed as a credit against such Non-U.S. Holder’s federal income tax, provided such Non-U.S. Holder makes a timely filing of an appropriate tax return or refund claim. Reports will be made to the IRS and to holders that are not excepted from the reporting requirements.
Both U.S. and Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-9	BARCLAYS CAPITAL INC.

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TD Securities (USA) LLC, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TD Securities (USA) LLC will purchase the Notes from TD at the public offering price less an underwriting discount of up to the underwriting discount set forth on the cover hereof for distribution to Barclays Capital Inc. TD Securities (USA) LLC may receive a commission of up to $5.00 (0.50%) per $1,000 principal amount of the Notes and will use a portion of that commission to allow selling concessions to Barclays Capital Inc. in connection with the distribution of the Notes. Barclays Capital Inc. may also use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers. The other dealers may forgo, in their sole discretion, some or all of their selling concessions.  Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may have agreed to forgo some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may have been as low as $997.00 (99.70%) per $1,000 principal amount of the Notes. The total “Underwriting Discount” and “Proceeds to TD” specified on the cover hereof reflect the aggregate of the underwriting discount per Note at the time TD established its hedge positions prior to the Pricing Date, which was variable and fluctuated depending on market conditions at such times.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Underwriter may initially buy or sell the Notes in the secondary market, if any, may, for a temporary period expected to be approximately 18 months after the Issue Date, exceed the secondary market value of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. This discretionary election and the temporary reimbursement period are determined on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
Conflicts of Interest. TD Securities (USA) LLC is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. TD Securities (USA) LLC is not permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We may use this pricing supplement in the initial sale of the Notes. In addition, TD Securities (USA) LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-10	BARCLAYS CAPITAL INC.

Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 4, 2022 filed as an exhibit to the current report on Form 6-K on March 4, 2022.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated February 4, 2022, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on February 4, 2022.

TD SECURITIES (USA) LLC	P-11	BARCLAYS CAPITAL INC.